Exhibit 99.1

PEABODY ENERGY
News Release

CONTACT:
Vic Svec
(314) 342-7768

FOR IMMEDIATE RELEASE
September 18, 2006

PEABODY ENERGY PURCHASES 19.99% OF EXCEL COAL
AND OFFERS A$9.50 FOR REMAINING SHARES

ST. LOUIS, Sept. 18 - Peabody Energy (NYSE: BTU) announced today that it has signed a binding agreement to purchase 19.99 percent of Excel Coal at A$9.50 per share. Peabody and Excel Coal have also agreed to modify the existing scheme of arrangement whereby Peabody will purchase the remaining outstanding shares at A$9.50 per share.

Peabody believes that the advance purchase of 19.99 percent of Excel and the modified scheme of arrangement will help to ensure a successful acquisition. Peabody has secured the necessary regulatory and third party approvals, and arranged its financing for the acquisition. The shareholder approval process under the scheme of arrangement is under way, with a shareholder meeting currently scheduled for Oct. 4, 2006.

“The combined operations of Excel and Peabody Pacific provide numerous synergies and an extensive growth platform to serve high-demand markets on five continents,” said Peabody President and Chief Executive Officer Gregory H. Boyce. “We are well advanced in the integration process, and have continuing confidence in the potential of the combined entities to create long-term shareholder value. We look forward to working with Excel’s quality people and assets as we implement our growth plans.”

Excel Coal is one of the largest independent coal companies in Australia. Peabody Energy is the world’s largest private-sector coal company, with 2005 sales of 240 million tons of coal and $4.6 billion in revenues. Its coal products fuel more than 10 percent of all U.S. electricity generation and 3 percent of worldwide electricity.

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Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of Sept. 18, 2006. These factors are difficult to accurately predict and may be beyond the control of the company. These risks include, but are not limited to: growth in coal and power markets; future economic conditions; weather; rail, barge and port performance and costs; ability to renew sales contracts; successful implementation of business strategies; regulatory and court decisions; future legislation; changes in post-retirement benefit and pension obligations; negotiation of labor contracts and labor availability and relations; capacity and cost of surety bonds and letters of credit; effects of currency exchange rates; risks associated with customers; risks associated with performance of suppliers; availability and costs of key commodities such as steel, tires, diesel fuel and explosives; performance risks related to high-margin metallurgical coal production; geology and equipment risks inherent to mining; terrorist attacks or threats; replacement of reserves; implementation of new accounting standards and Medicare rules; inflationary trends; effects of interest rates; effects of acquisitions or divestitures; revenues related to synthetic fuel production; revenues and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC). The use of “Peabody,” “the company,” and “our” relate to Peabody, its subsidiaries and majority-owned affiliates.